EXHIBIT  A

LICENSE AGREEMENT

INFRARED ENHANCED VISION SENSOR SYSTEM

THIS AGREEMENT is made this day of July, 1997, b and between Infrared Systems International, Inc., a corporation organized and existing under the laws of the State of Nevada, having a business address at Suite 419, P.O. Box 7000, Palos Verde Estates, California 90274 ("ISI" or "Licensor") a KOLLSMAN, INC., a corporation organized and existing under the laws of the State of D having a business address at 220 Daniel Webster Highway, Merrimack, NH 03054-4844 ("KOLLSMAN" Or "Licensee").

WHEREAS, ISI has acquired a non-exclusive license and an agreement in principal for an exclusive license from Hughes Aircraft Co. (HUGHES), the owner of U.S. Patent No. 5,534,694, titled "INFRARED IMAGING SYSTEM FOR ENHANCING THE PERCEPTION OF A SCENE BY A VEHICLE OPERATOR," and which provides for the rights to make, have made, use, sell and have sold products for commercial aircraft covered under the claims of this patent and HUGHES Proprietary Data; and

WHEREAS, ISI represents that it has further developed a design for an infrared aircraft landing aid system including additional ISI Technical Knowhow, ISI Proprietary Data, and ISI marketing contacts; and

WHEREAS, 1ST has further acquired from HUGHES the rights to sublicense and desires to sublicense to KOLLSMAN; and

WHEREAS, KOLLSMAN seeks the right to develop, make, have made, use, sell and have sold as infrared landing aid system, a part of which is or may be covered by said HUGHES patent, HUGHES Proprietary Data, and IS! Proprietary Data and Technical Knowhow;

NOW, THEREFORE, 1ST and KOLLSMAN (the "Parties") agree as follows:

ARTICLE I: DEFINITIONS

Section 1.1 "Licensed Patents" - shall mean any patents issuing from the HUGHES Patent Applications, serial no. 071894, 143 files on June 4, 1992 and 300,895 filed September 6, 1994, both entitled "INFRARED IMAGING SYSTEM FOR ENHANCING THE PERCEPTION OF A SCENE BY A VEHICLE OPERATOR," and any continuations or divisions thereof. This includes the U.S. Patent No. 5,534,694 received July 9, 1996 of the same name and all reissues and extensions of such patents.

ISI / KOLLSMAN - EVS

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Section 1.2 "HUGHES Proprietary Data" - shall mean information licensed to
ISI which has been originated by or is peculiarly within the knowledge of HUGHES and is subject to protection under recognized legal principles, provided that no element of such information shall be considered HUGHES Proprietary Data after any date on which such element is shown to be available to the general public without fault of KOLLSMAN or ISI.

Section 1.3 "ISI Proprietary Data" - shall mean information which has been originated by or is peculiarly within the knowledge of ISI and is subject to protection under recognized legal principles, provided that no element of such information shall be considered ISI Proprietary Data after any date on which such element is shown to be available to the general public without fault of KOLLSMAN.

Section 1.4 "Licensed Products" - shall mean any product or portion thereof which embodies any invention covered by one or more claims of the Licensed Patents or incorporates, utilizes or is based upon HUGHES Proprietary Data licensed to ISI or IS! Proprietary Data at the time of manufacture, use or sale of such product.

Section 1.5 "Licensed Field" - shall mean the commercial sale to any customer for use on any aircraft licensed to operate by the Federal Aviation Administration in the United States or the equivalent regulatory agency in the applicable or appropriate region of the world.

Section 1.6 "Affiliates" - shall mean any company of which a third of their voting shares are now or hereafter owned or controlled, directly or indirectly, by a Party, or a parent company which now or hereafter owns or controls, directly or indirectly, a third of the voting shares of a Party, or any company a third of whose voting shares are now or hereafter owned or controlled directly or indirectly by said parent company.

Section 1.7 "Sell" or "Sold" - shall mean and include to lease, give, transfer, deliver, or otherwise dispose of for consideration, or retain for non-experimental use by KOLLSMAN or its Affiliates, except that the term non-experimental use shall not apply to Marketing Demonstration or Test Units (the title to which is retained by KOLLSMAN).

Section 1.8 "Effective Date of this License Agreement" - shall mean the date first set forth above, following the completion of all of those events described immediately below:

(a)  signature of this License Agreement by both parties;

(b)  ISI's receipt of initial Advance Royalty Payment described under
     Section 4.1(a); and,
(c) KOLLSMAN's receipt of an originally executed copy of the License Amendment No. 1 to be concluded between HUGHES and ISI under the license dated the 26th day of October 1995, evidencing ISI's successful completion of that condition precedent described under
     Article V (Section 5.1).

ISI I KOLLSMAN - EVS

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ARTICLE II: LICENSE GRANT

Section 2.1 ISI hereby grants to KOLLSMAN a worldwide, exclusive sublicense under

HUGHES Licensed Patents and HUGHES Proprietary Data to make, have made, use, Sell, and have Sold, as well as the maintenance and repair of, the Licensed Products for the Licensed Field only.

Section 2.2 ISI hereby grants to KOLLSMAN a worldwide, exclusive license for the use of IS! Proprietary Data to make, have made, use, Sell, and have Sold, as well as the maintenance and repair of, the Licensed Products for the Licensed Field only.

Section 2.3 The foregoing sublicense and license shall include the right for KOLLSMAN to effect an assignment to any affiliate of any and all of KOLLSMAN's rights and obligations as specified elsewhere herein, subject to the written consent of IS!. ISI's approval shall not be unreasonably withheld.

Section 2.4 IS! Represents and warrants that it is the owner of the above referenced License from HUGHES for Licensed Products and that it has the right to grant the rights and sublicenses described in this Agreement.

Section 2.5 No rights or licenses are granted herein to KOLLSMAN, expressly or by implication, under any patents, applications for patents, designs, or proprietary information, other than the rights and sublicenses granted in Sections 2.1, 2.2, and 2.3 of this Article II.

Section 2.6 No rights or licenses are granted herein to KOLLSMAN, expressly or by implication, to use the names "Infrared Systems International, Inc.", or "IS!".

ARTICLE III: DOCUMENTATION

Section 3.1 within thirty (30) days of the Effective Date of this Agreement, ISI agrees to provide KOLLSMAN with any HUGHES Proprietary Data licensed to ISI and any IS! Proprietary Data related to Licensed Products to the extent available, consistent with KOLLSMAN's rights in Sections 2.1 and 2.2.

Section 3.2 For the effective period or "Term" of this Agreement, ISI agrees to provide KOLLSMAN with any future developed ISI Proprietary Data related to Licensed Products consistent with KOLLSMAN's rights in Sections
2.1 and 2.2.

Section 3.3 ISI Proprietary Data, HUGHES Proprietary Data and KOLLSMAN Proprietary Data shall be treated under conditions of confidence by each of the other Parties. Each Party agrees to use such information only in furtherance of the Agreement. In the event that any of such information is disclosed to a third party, the disclosing Party shall cause the third party to execute a Nondisclosure Agreement obligating the third party to treat such information in confidence, and to afford at least the same degree of protection against unauthorized use or

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Disclosure which the third party exercises in the protection of its own proprietary information. All of the provisions of this Section 3.3 regarding confidentiality shall survive expiration or termination of this Agreement.

Section 3.4 All ISI and HUGHES proprietary material previously provided KOLLSMAN under the provision of the non-disclosure agreement between ISI and KOLLSMAN shall be included by reference in, and subject to the confidentiality obligations set forth under, this Agreement.

ARTICLE IV: PAYMENTS BY KOLLSMAN

Section 4.1 KOLLSMAN shall make payments to ISI as follows:
(a) A non-refundable * Initial Advance Royalty Payment of TWENTY THOUSAND DOLLARS and NO CENTS ($20,000.00) payable within thirty (30) days after the execution of this License Agreement by both parties. This Advance Royalty Payment shall be credited against any royalties which become due and payable under 4.1(c) below; and

* It is agreed this Initial Advanced Royalty Payment will only become non-refundable at such time that ISI actually pays this amount over to HUGHES under and in accordance with the License between Hughes and ISI (dated the 26th of October 1995).

(b) An Advanced Royalty Payment of FIVE THOUSAND DOLLARS and NO CENTS ($5,000.00) per month, payable each month starting the end of the month following the Effective Date of this License Agreement and continuing until March of 1999. However, KOLLSMAN agrees to extend this Advanced Royalty Payment on a month-to-month basis providing that the technical/marketing services of Mr. G. Ball continues to be required by KOLLSMAN as requested by the Primary Contact, but not to exceed that point at which two hundred
(200) units have been sold, or June of 2000, whichever the first to occur. This Advanced Royalty Payment shall be credited against any royalties which shall become due and payable under Section 4.1(c) below. As part consideration for its receipt of these monthly Advance Royalty Payments, ISI agrees and shall provide the personal services of G. Ball to KOLLSMAN or its affiliates at the rate of one-half (1/2) time in support of KOLLSMAN's EVS development and commercialization efforts. It is understood that such monthly Advanced Royalty Payments are exclusive of (do not include) travel expenses for travel associated with tasks directed by KOLLSMAN through the KOLLSMAN Primary Contact identified below, which expenses will be reimbursed to ISI by KOLLSMAN.

KOLLSMAN Primary Contact: Mr. Steve A. Russell and,
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(c) A royalty payment for each Licensed Product Sold according to the following formula:

Licensed Product Sales   Royalty Payment for each
Accumulative Quantity EVS System Sold that
contains Licensed Produced
For 1st through 20th unit Prepaid under 4.1(a)                0
For 21St through 200th Unit                                 REDACTED
201 through 2,000th Unit                                    REDACTED
2,001 through 5,000th Unit                                  REDACTED
5,001 through 10,000th Unit                                 REDACTED
> 10,000 Units                                              REDACTED

Advanced Royalty Payments under paragraph 4.1 (b) of this Paragraph 4.1 (above) will be netted out of (recouped through the reduction of) the Royalty payment starting at unit 201 at a rate of per (REDACTED) unit until all advanced royalty payments have been reimbursed.

Section 4.2 Licensed Products shall be considered sold and the obligation to pay royalty payments shall accrue, when KOLLSMAN has issued an invoice and received payment therefore. Royalty payments made to ISI On Licensed Products that are subsequently not accepted or are returned to KOLLSMAN for credit by customers may be taken as a credit against subsequent royalty payments, or if not so credited within a period of twelve (12) months from payment, then refunded to KOLLSMAN.

Section 4.3 KOLLSMAN shall pay any sales or use taxes imposed by the State of New Hampshire relating to the manufacture or sale of the products without diminution of any other payments otherwise due under this Agreement.

Section 4.4 KOLLSMAN shall pay to IS! royalties, in such amounts as defined by Section 4.1 (c), on a quarterly basis, for those Licensed Products sold for which payment has been received by KOLLSMAN from the customer in the preceding quarterly period. Royalties are payable within thirty (30) days after the end of the quarterly period as defined in Section 4.5. ISI shall provide within thirty (30) days of receipt of above payment from KOLLSMAN, documentation to KOLLSMAN of payment of any royalties due to HUGHES under the License Agreement between HUGHES and ISI.

Section 4.5 On or before the last day of each January, April, July, and October, during the term of this Agreement, KOLLSMAN shall render a report to ISI, setting forth the types and total number of Licensed Products sold by KOLLSMAN and its affiliates during the preceding calendar quarter, the date of shipment to customer, the date payment received from customer, and the amount of royalties payable hereunder on account thereof. Within thirty
(30) days after termination of this Agreement, KOLLSMAN shall render such a report to ISI covering any period prior to termination for which a report had not been previously rendered. Each such report shall be accompanied by payment to ISI of the royalties shown thereby to be due.

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Payment shall be in U.S. currency and mailed to the following address:

                                             REDACTED

Each payment shall identify KOLLSMAN's name, the type of payment (i.e., royalty payment) and the Document Number and Title set forth on the cover page of this Agreement. The royalty report of KOLLSMAN shall be certified as to correctness by a corporate officer of KOLLSMAN. If no Licensed Product has been sold during any such period, KOLLSMAN shall render a written report to ISI of such fact.

Section 4.6 ISI may require KOLLSMAN to pay interest to it upon any and all amounts of royalty that are thirty (30) days overdue and payable to ISI from the date due to the date of payment at the U.S. maximum prime rate at the Bank of America as of the last day of the period for which payment is due, but in no event shall the interest exceed the applicable maximum legal rate that may be then specified by the laws of the State of New Hampshire.
Section 4.7 KOLLSMAN shall keep, and cause its affiliates to keep, full and accurate records of all Licensed Products which are manufactured and Sold by KOLLSMAN and its affiliates. For a period of one year following the submission of each quarterly report described in Section
4.5, KOLLSMAN agrees to permit such quarterly report records to be examined, upon at least fifteen (15) days prior written request and during KOLLSMAN's normal business hours, by an independent Certified Public Accountant which ISI may designate in writing, in order to determine the accuracy of KOLLSMAN's reports, and of the payments required to be made hereunder. Prompt adjustment shall be made to correct any errors or omission in KOLLSMAN's reports or figures disclosed by such audits. Neither such right to audit nor the right to receive adjustment shall be affected by any statement to the contrary appearing on checks or otherwise.

ARTICLE V: HUGHES LICENSE AMENDMENT

Section 5.1 ISI shall take prompt action to conclude its currently ongoing discussions with HUGHES regarding a formal License Amendment No. 1 to that license agreement between HUGHES (as licensor therein) and IS! (as licensee therein) [ the 26th day of October 1995], so as to establish the clauses for exclusivity, sublicense approval, extended term, and those other matters as identified and set forth in the Specimen - Amendment No. 1 attached hereto. Failure to obtain this Amendment, or a substantially similar amendment containing similar provisions which are satisfactory to KOLLSMAN, within a period of Ninety (90) Days from the effective date of this Agreement shall render this Agreement void at KOLLSMAN 's sole option. [ Exhibit I Specimen - Amendment No. 11
ISI / KOLLSMAN - EVS
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15 July 97 1
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ARTICLE VI: TERM AND TERMINATION

Section 6.1 This Agreement shall become effective on the date first set out above and upon the completion of those actions set out under Section 1.8, and shall extend for a term equal to the valid effective term of the underlying HUGHES Licensed Patent(s) described under Subparagraph 1.1, unless terminated sooner in accordance with the provisions of this Article VI.

Section 6.2 This Agreement may be terminated upon mutual written agreement of the Parties. ISI shall obtain KOLLSMAN's mutual agreement prior to mutually terminating its agreement with HUGHES (under Para. 5.3 of the License Agreement between HUGHES and ISI).

Section 6.3 Should IS! receive notification from HUGHES of any actions under Para. 5.4 or 5.5 of the aforementioned License Agreement between HUGHES and ISI, ISI shall provide notification of same to KOLLSMAN. Further, should KOLLSMAN elect to remedy the cause for HUGHES' action against ISI to the satisfaction of HUGHES, and KOLLSMAN is in good standings with all the terms and conditions of this agreement, then ISI agrees to the assignment of its agreement with HUGHES to KOLLSMAN.

Section 6.4 Termination In Circumstances of Default [ & Cure Period]:

Section 6.4.1 If KOLLSMAN shall at any time default in making any payment, or in rendering any statement required under this Agreement, or commit any breach of any covenant or agreement contained herein, and shall fail to remedy any such default or breach within sixty (60) days after written notice thereof by ISI, ISI may, without further delay, by notice in writing and at its option, terminate this Agreement and the licenses hereunder.

Section 6.4.2 KOLLSMAN reserves a similar right to terminate this License Agreement, including but not limited to any obligation to pay any royalties hereunder, in the event that a judgement is rendered by any U.S. Court which interferes with KOLLSMAN's enjoyment of those License Rights purported to have been granted to KOLLSMAN hereunder or which otherwise limit or interfere with ISI's ability to fulfill its responsibilities hereunder.

Section 6.4.3 Such termination shall not prejudice either parties' rights which shall have accrued to the date of such termination, nor shall it prejudice any cause of action or claims of a party which has accrued or is to accrue on account of any breach or default by the other party.
Section 6.5 ISI shall have the right to terminate this Agreement at any time if KOLLSMAN fails to sell an EVS System containing the Licensed Product during any 24 month period after the initial delivery of EVS Systems under the first sale. Upon the exercise of such right, this Agreement shall terminate thirty (30) days after notice in writing to that effect has been given by ISI to KOLLSMAN.

Section 6.6 ISI reserves the right to terminate that provision requiring the performance of personal services of G. Ball, as described under Section 4.1(b), in the event that for any reason G. Ball becomes medically impaired in a manner which interferes with his ability to provide such ISI / KOLLSMAN - EVS

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Services. In such event, the corresponding obligation of KOLLSMAN to continue making the monthly Advance Royalty Payments under Section 4.1(b) shall similarly terminate.

Section 6.7 Termination of this Agreement, by expiration or otherwise, shall not release KOLLSMAN from any of its obligations under this Agreement with regard to Licensed Products Sold or manufactured, or in the process of manufacture, prior to termination, and shall not rescind or give rise to any right to anything done or to claim return of, or cancellation of any payment made, obligation accruing, or other consideration given to ISI hereunder, prior to the time of such termination.

ARTICLE VII: GENERAL PROVISIONS

Section 7.1 KOLLSMAN expressly covenants that neither this Agreement nor any of its benefits nor any rights hereunder shall be, directly or indirectly, assigned, transferred, divided, or shared by KOLLSMAN or its affiliates to or with any other individual, firm, corporation, or association whatsoever without the prior written consent of ISI. Written consent, when required, shall not be unreasonably withheld.

Section 7.2 With the exception of ISI's responsibilities covered by Section 7.3, KOLLSMAN or its affiliates shall defend or settle at its expense any action, cause of action or suite against ISI, its officers, directors, employees and agents, arising directly or indirectly from KOLLSMAN's or its affiliates or its customers' use, manufacture, sale, or other action with respect to Licensed Products. ISI will provide, at its own expense, reasonable support and council to KOLLSMAN in defense hereunder.
Section 7.3 ISI shall provide indemnification to KOLLSMAN, its officers, directors, employees and agents, or its affiliates for claims or suits brought by third parties against KOLLSMAN or its affiliates or its customers for any claim of patent infringement, copyright violation, and/or improper use or conveyance of a third party's trade secret by ISI with respect to that portion related to the making, using, or selling of Licensed Products which is based upon that technical information embodied under the HUGHES Patent, the HUGHES Proprietary Data, or the ISI Proprietary Data which is the subject of this Agreement.

Section 7.4 The Parties agree to keep each other currently informed regarding any knowledge that either shall have with respect to infringement of Licensed Patents by any third parties. If within six (6) months after receiving a written request from KOLLSMAN for legal action against infringement by any third party and/or in defense against any action for declaratory judgment brought by any such third party, ISI, or Hughes at ISI's request, shall have neither abated such infringement nor taken any such legal action, KOLLSMAN shall have the right to bring suit against such third party for such infringement or to defend against such action for declaratory judgment. If either Hughes, ISI or KOLLSMAN shall bring such action or make such defense, such party shall be entitled to join the other party in such action or defense and the parties so joined shall, at the expense of the party bringing said action or making said defense, render such assistance as shall reasonably be requested. The party bringing such action or defense shall have

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Control over and bear the entire expense thereof and shall retain any damages obtained from any defendant third parties herein.
Section 7.5 Any statement, notice or request required to be given under this agreement shall be deemed to have been received when actually given to or acknowledged by:

For IS!: INFRARED SYSTEMS INTERNATIONAL, INC.
ATTN.: Mr. Gary E. Ball, President                          REDACTED

For KOLLSMAN:  KOLLSMAN, INC.
ATTN.: Steve A. Russell
220 Daniel Webster Highway
Merrimack, NH 03054-4844
FAX:603-886-2271

Such statement, notice or request shall be effective upon receipt. Either Party may give written notice of a change of address, and thereafter any such statement, notice or request shall be given as provided above at such changed address.

Section 7.6 This Agreement is deemed to be executed and delivered within the State of New Hampshire, and it is the intention of the Parties that it shall be construed, interpreted and applied in accordance with the laws of the State of New Hampshire.
Continued on nextpage I//I//I/I/Il/I/I
ISI / KOLLSMAN - EVS
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Section 7.7 This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and agreements between them pertaining to the same. Neither Party shall b bound by any conditions, definitions, warranties, or representations other than as expressly provided in this Agreement or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer of representative of the Party to be bound thereby.

IN WITNESS WHEREOF, the parties hereto have caused two (2) copies of this Agreement to be executed by their duly authorized representatives as of the date specified in the heading of this Agreement.
(Type)
//$fl;
INC.
KOLLSMAN, INC.
Charles B. Punt, Director, Contracts
/3   /
By: (Sign)
(Type)
Title:    _____ Pr
Date:     ______________
By: (Sign)
Title:    __________________________________
Date:     ________________________________
[ Exhibit I - Specimen AMENDMENT NO. I to HUGHES I ISI License Agreement (26 October 1995)]
Doc. No. LIC-97-EVS [
15 July 97 1
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